Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sky Financial Group, Inc.

Bowling Green, Ohio

We have audited the accompanying consolidated balance sheet of Sky Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 2002 and 2001 were audited by other auditors whose report, dated January 21, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph that described the adoption of new accounting guidance for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 147, “Acquisitions of Certain Financial Institutions” effective January 1, 2002.

We also audited the adjustments described in Note 26 that were applied to reclassify the 2003 financial statements to give retroactive effect to the Company’s discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Cleveland, Ohio

January 22, 2004, except for Note 26, as to

which the date is June 25, 2004

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Sky Financial Group, Inc.

Bowling Green, Ohio

We have audited the accompanying consolidated balance sheet of Sky Financial Group, Inc. as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of Sky Financial Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sky Financial Group, Inc. as of December 31, 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 1, Sky Financial Group, Inc. adopted new accounting guidance for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities during 2001.

We have also audited the adjustments described in Note 26 that were applied to reclassify the 2002 and 2001 financial statements to give retroactive effect to Sky Financial Group, Inc.’s discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

January 21, 2003, except for Note 26,

as to which the date is July 2, 2004

Consolidated Balance Sheets

(Dollars and shares in thousands, except per share data)

December 31,	2003	2002
Assets
Cash and due from banks	$251,364	$239,967
Interest-earning deposits with financial institutions	22,808	26,346
Federal funds sold	—	11,100
Loans held for sale	28,062	77,458
Securities available for sale	2,511,369	2,247,181
Total loans	8,644,645	7,347,988
Less allowance for credit losses	(124,943)	(106,675)

Net loans	8,519,702	7,241,313
Premises and equipment, net	153,285	132,070
Goodwill	185,859	108,776
Core deposit and other intangibles, net	51,155	43,903
Assets of discontinued operations	874,765	640,129
Accrued interest receivable and other assets	348,609	281,877

Total assets	$12,946,978	$11,050,120

Liabilities
Deposits
Non-interest-bearing deposits	$1,233,272	$999,069
Interest-bearing deposits	7,282,261	6,618,403

Total deposits	8,515,533	7,617,472
Securities sold under repurchase agreements and federal funds purchased	994,896	795,125
Debt and Federal Home Loan Bank advances	1,311,758	948,762
Junior subordinated debentures owed to unconsolidated subsidiary trusts	164,806	—
Obligated mandatorily redeemable capital securities of subsidiary trusts	—	116,492
Liabilities of discontinued operations	822,498	598,675
Accrued interest payable and other liabilities	138,911	141,161

Total liabilities	11,948,402	10,217,687

Shareholders’ Equity
Serial preferred stock, $10.00 par value; 10,000 shares authorized; none issued	—	—
Common stock, no par value; 150,000 shares authorized; 92,485 and 87,277 shares issued in 2003 and 2002	764,860	658,767
Retained earnings	234,000	149,543
Treasury stock; 42 and 221 shares in 2003 and 2002	(742)	(3,965)
Accumulated other comprehensive income	458	28,088

Total shareholders’ equity	998,576	832,433

Total liabilities and shareholders’ equity	$12,946,978	$11,050,120

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

For The Years Ended December 31,	2003	2002	2001
Interest Income
Loans, including fees	$493,047	$459,526	$501,553
Securities
Taxable	99,998	115,261	114,947
Nontaxable	653	1,248	1,882
Federal funds sold and other	365	362	1,491

Total interest income	594,063	576,397	619,873

Interest Expense
Deposits	143,205	176,265	220,678
Borrowed funds	59,615	58,897	82,310

Total interest expense	202,820	235,162	302,988

Net interest income	391,243	341,235	316,885
Provision for credit losses	34,125	37,659	27,384

Net interest income after provision for credit losses	357,118	303,576	289,501

Non-Interest Income
Trust services income	14,348	13,479	14,398
Service charges and fees on deposit accounts	38,207	34,499	31,416
Mortgage banking income	47,832	28,626	23,893
Brokerage and insurance commissions	42,686	36,848	24,598
Net securities gains	871	2,479	2,475
Other income	34,954	32,053	27,608

Total non-interest income	178,898	147,984	124,388

Non-Interest Expenses
Salaries and employee benefits	164,060	139,220	117,885
Occupancy and equipment expense	50,025	38,550	34,429
Merger, integration and restructuring expense	4,577	10,437	799
Amortization expense	6,896	4,033	4,897
Other operating expense	81,628	61,460	63,513

Total non-interest expenses	307,186	253,700	221,523

Income from continuing operations before income taxes	228,830	197,860	192,366
Income taxes	76,150	65,712	63,714

Income from continuing operations	152,680	132,148	128,652
Income (loss) from discontinued operations (net of tax of $2,305, ($2,345) and ($4,395), respectively)	3,937	(4,341)	(7,989)

Net income	$156,617	$127,807	$120,663

Basic earnings (loss) per common share
Income from continuing operations	$1.70	$1.58	$1.56
Income (loss) from discontinued operations	.05	(.05)	(.10)

Net income	$1.75	$1.53	$1.46

Diluted earnings (loss) per common share
Income from continuing operations	$1.69	$1.57	$1.55
Income (loss) from discontinued operations	.04	(.05)	(.10)

Net income	$1.73	$1.52	$1.45

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars and shares in thousands, except per share data)

	Common Shares	Treasury Shares	Common Stock	Retained Earnings	Treasury Stock	Unearned ESOP	Other Comprehensive Income (Loss)	Total
Balance, December 31, 2000	84,016	608	$597,723	$26,599	$(10,491)	$(300)	$(3,841)	$609,690
Comprehensive income
Net income				120,663				120,663
Other comprehensive income							9,403	9,403
Total comprehensive income								130,066
Cash dividends ($.74 per share)				(61,067)				(61,067)
Treasury shares acquired		1,856			(34,571)			(34,571)
Treasury shares issued for stock option exercises		(300)	(1,548)		5,557			4,009
Fractional shares and other items	(5)		222	(82)		177		317

Balance, December 31, 2001	84,011	2,164	596,397	86,113	(39,505)	(123)	5,562	648,444
Comprehensive income
Net income				127,807				127,807
Other comprehensive income							22,526	22,526
Total comprehensive income								150,333
Cash dividends ($.77 per share)				(64,459)				(64,459)
Treasury shares acquired		784			(16,403)			(16,403)
Treasury shares issued for stock option exercises		(335)	(3,253)		6,998			3,745
Shares issued for stock option exercises	33		498					498
Shares issued to acquire Three Rivers Bancorp	3,222	(1,632)	63,667		31,160			94,827
Shares issued to acquire Celaris Group, Inc.		(748)	1,564		13,785			15,349
Fractional shares and other items	11	(12)	(106)	82		123		99

Balance, December 31, 2002	87,277	221	658,767	149,543	(3,965)	–	28,088	832,433
Comprehensive income
Net income				156,617				156,617
Other comprehensive loss							(27,630)	(27,630)
Total comprehensive income								128,987
Cash dividends ($.81 per share)				(72,968)				(72,968)
Shares issued for stock option exercises	604		10,869					10,869
Shares issued to acquire Metropolitan Financial Corp	2,887		55,294					55,294
Shares issued to acquire Great Lakes Bancorp	1,717		39,195					39,195
Shares issued to acquire Insurance Buyers Services Agency, Inc.		(164)	735		2,963			3,698
Fractional shares and other items		(15)		808	260			1,068

Balance, December 31, 2003	92,485	42	$764,860	$234,000	$(742)	$—	$458	$998,576

The accompanying notes are an integral part of the financial statements.

Consolidated Statements of Cash Flows

(Dollars in thousands)

For The Years Ended December 31,	2003	2002	2001
Operating Activities
Income from continuing operations	$152,680	$132,148	$128,652
Adjustments to reconcile income from continuing operations to net cash from operating activities:
Depreciation, amortization and accretion	30,614	26,791	19,538
Net gains on sales of assets	(721)	(2,339)	(18,575)
Provision for credit losses	34,125	37,659	27,384
Net change in loans held for sale	75,617	(14,697)	(56,151)
Net change in other assets and liabilities	(68,797)	(28,482)	(16,353)

Net cash provided from operating activities of continuing operations	223,518	151,080	84,495

Net cash provided from (used in) operating activities of discontinued operations	46,867	23,808	(35,723)

Investing Activities
Net increase in interest-earning deposits with financial institutions	12,726	(16,366)	17,038
Net decrease (increase) in federal funds sold	44,860	(3,100)	(8,000)
Securities available for sale:
Proceeds from maturities and payments	1,499,132	1,028,862	859,843
Proceeds from sales	416,526	423,106	201,797
Purchases	(2,051,780)	(1,315,494)	(1,187,287)
Proceeds from sales of non-mortgage loans	25,344	22,980	14,950
Net increase in loans	(235,529)	(595,071)	(309,247)
Purchases of premises and equipment	(19,032)	(28,361)	(13,330)
Proceeds from sales of premises and equipment	22,634	4,104	3,177
Proceeds from sales of other real estate	4,111	1,608	4,249
Net cash received (paid) in acquisitions	58,721	(10,239)	—
Other items	(154)	851	1,437

Net cash used for investing activities of continuing operations	(222,441)	(487,120)	(415,373)

Net cash used for investing activities of discontinued operations	(264,871)	(259,475)	(331,157)

Financing Activities
Purchases of branch deposits, net	—	—	289,220
Net (decrease) increase in deposit accounts	(231,892)	303,935	361,495
Net increase (decrease) in federal funds and repurchase agreements	150,180	109,675	(17,535)
Net increase in short-term FHLB advances	280,000	180,000	8,000
Proceeds from trust preferred securities/ junior subordinated debt	30,000	—	—
Repayment of trust preferred securities/ junior subordinated debt	(27,750)	—	—
Proceeds from issuance of debt and long-term FHLB advances	54,590	190,000	29,292
Repayment of debt and long-term FHLB advances	(184,359)	(385,773)	(193,144)
Cash dividends and fractional shares paid	(71,008)	(62,631)	(60,536)
Proceeds from issuance of common stock	10,869	4,243	4,009
Treasury stock purchases	—	(16,403)	(34,571)
Other items	1,068	—	(118)

Net cash provided from financing activities of continuing operations	11,698	323,046	386,112

Net cash provided from financing activities of discontinued operations	216,835	229,637	317,483

Net increase (decrease) in cash and due from banks	11,606	(19,024)	5,837
Cash and due from banks at beginning of year	253,172	272,196	266,359

Cash and due from banks at end of year	264,778	253,172	272,196

Less cash at discontinued operations	(13,414)	(13,205)	—

Cash and due from banks at end of year, net of discontinued operations	$251,364	$239,967	$272,196

Supplemental Disclosures
Interest paid	$242,765	$257,604	$321,674
Income taxes paid	86,138	62,981	52,042
Value of shares issued for acquisitions	98,187	110,176	—

Non-cash activity related to the acquisitions included the purchase of assets with a fair value of $1,625,525 and the assumption of liabilities of $1,500,968 in 2003 and the purchase of assets with a fair value of $1,090,924 and the assumption of liabilities of $954,298 in 2002.

The accompanying notes are an integral part of the financial statements.

Notes to Consolidated Financial Statements

(Dollars and shares in thousands, except per share data)

Note 1 Summary of Significant Accounting Policies

Sky Financial Group, Inc. (Sky Financial) is a financial holding company headquartered in Bowling Green, Ohio that owns and operates Sky Bank, which is primarily engaged in the commercial and consumer banking business in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky Financial also operates businesses relating to insurance, brokerage, trust and other financial-related services.

The consolidated financial statements and related notes present Sky Financial Solutions, Inc., Sky Financial’s dental financing business, as discontinued operations. Sky Financial Solutions, Inc. was sold on March 31, 2004.

Basis of Presentation

The accounting and reporting policies followed by Sky Financial conform to accounting principles generally accepted in the United States of America (U.S. GAAP) and to general practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for credit losses, fair values of financial instruments and mortgage servicing rights and status of contingencies are particularly subject to change.

Consolidation

The consolidated financial statements of Sky Financial include the accounts of Sky Bank, Sky Trust, N.A. (Sky Trust), Sky Insurance, Inc. (Sky Insurance), Meyer & Eckenrode Insurance Group, Inc. (Meyer & Eckenrode), its discontinued operation, Sky Financial Solutions, Inc. (SFS), and various other insignificant subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Securities

Sky Financial classifies its securities as held to maturity, trading or available for sale. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management or similar reasons, even if there is not a present intention to make such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale. Securities classified as available for sale are carried at estimated fair value with unrealized appreciation or depreciation recorded, net of tax, in other comprehensive income. Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Trading securities are acquired for sale in the near term and are carried at fair value, with unrealized holding gains and losses reflected in earnings. Sky Financial held no trading securities or securities classified as held to maturity during any period presented. Certain restricted equity securities, such as stock of the Federal Home Loan Bank of Cincinnati, are carried at cost. Amortization of premiums and accretion of discounts are recorded in interest income using the interest method over the period to maturity, which is sometimes estimated. Gains and losses on security sales are calculated using the specific identification method to determine the security’s cost. Purchases and sales of securities are recognized on a trade date basis.

Derivative Financial Instruments

Sky Financial’s hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Sky Financial does not use derivative financial instruments for trading purposes. Interest rate swaps were entered into as cash flow and fair value hedges for the purpose of modifying the interest rate characteristics of certain borrowings. The interest rate swaps involve no exchange of principal either at inception or upon maturity; rather, it involves the periodic exchange of interest payments arising from an underlying notional principal amount. Interest rate caps were entered into as cash flow hedges for purposes of modifying the interest rate characteristics of federal funds purchased.

Derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income, net of tax, and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

Loans Held for Sale

Certain residential mortgage loans are originated for sale in the secondary mortgage loan market. Additionally, certain other loans are periodically identified to be sold. These loans are classified as loans held for sale and carried at the lower of cost or estimated fair value. Fair value is determined on the basis of rates quoted in the respective secondary market for the type of loan held for sale. Loans are generally sold at a premium or discount from the carrying amount of the loans. Such premium or discount is recognized at the date of sale. Fixed commitments may be used at the time loans are originated or identified for sale to mitigate interest rate risk. The fair value of fixed commitments to originate and sell loans held for sale was not material.

Mortgage Servicing Rights

The cost of mortgage loans sold or securitized is allocated between the mortgage servicing rights and the cost of the mortgage based on the relative fair values of each. The fair value of the mortgage servicing rights is determined by using a discounted cash flow model, which estimates the present value of the future net cash flows of the servicing portfolio based on various factors, such as servicing costs, expected prepayment speeds and discount rates, about which management must make assumptions based on future expectations.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Management periodically evaluates mortgage servicing rights for impairment by stratifying the loans in the servicing portfolio primarily based on loan type, coupon rate and region. Impairment is measured by estimating the fair value of each stratum, taking into consideration the estimated level of prepayments based upon current industry expectations. An impairment allowance for a stratum is recorded when its fair value is less than its carrying value.

Interest and Fees on Loans

Interest income on loans is accrued over the term of the loans using the simple-interest method based on the amount of principal outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful. Payments on these loans are recorded as principal reductions. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan’s yield using the interest method. Sky Financial is amortizing these amounts over the contractual life of the related loans.

Allowance for Credit Losses

The allowance for credit losses is an amount that management believes will be adequate to absorb probable incurred losses in existing loans taking into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current economic conditions that affect the borrower’s ability to pay. Determination of the allowance is inherently subjective due to the aforementioned reasons. Changes in estimates are recorded currently through provision for credit losses. Loan losses are charged off against the allowance when management believes that the full collectibility of the loan is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. Allowances established to provide for losses under commitments to extend credit or recourse provisions under loan sales agreements or servicing agreements are classified within other liabilities.

A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan’s fair value by the establishment of a specific allowance where necessary. The fair value of collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan’s effective interest rate.

Sky Financial maintains the allowance for credit losses at a level adequate to absorb management’s estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either Standard of Financial Accounting Standards (SFAS) No. 5 “Accounting for Contingencies,” or SFAS 114, “Accounting by Creditors for Impairment of a Loan.”

The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans, loss factors are applied based on internal risk grades of these loans. Many factors are considered when these grades are assigned to individual loans such as current and past delinquency, financial statements of the borrower, current net realizable value of collateral and the general economic environment and specific economic trends affecting the portfolio. For residential real estate, installment, credit card and other loans, loss factors are applied on a portfolio basis. Loss factors are based on Sky Financial’s historical loss experience and are reviewed for modification on a quarterly basis, along with other factors affecting the collectibility of the loan portfolio.

Specific allowances are established for all loans that are considered special mention, substandard or doubtful in accordance with internal and regulatory guidelines where management has determined that, due to identified significant conditions, it is probable that a loss has been incurred that exceeds the general allowance loss factor for those loans. The unallocated allowance recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management’s evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends and internal loan review and regulatory examination findings.

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded in other assets at the lower of the loan balance or fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs related to the development and improvement of foreclosed assets are capitalized. Costs related to holding and maintaining the property are charged to expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, which is computed primarily using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the lesser of the remaining term of the lease facility or the estimated economic life of the improvement. The useful lives range from three to ten years for equipment, furniture and fixtures and ten to forty years for buildings and improvements. Maintenance and repairs are charged to expense as incurred, while major improvements are capitalized and amortized to operating expense over the identified useful life. The adjusted cost of the specific assets sold or disposed of is used to compute gains or losses on disposal. These assets are reviewed for impairment when events indicate their carrying value may not be recoverable.

Bank-Owned Life Insurance

Sky Financial has purchased life insurance polices on certain executives. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the cash surrender value are recorded in other income.

Resell and Repurchase Agreements

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Sky Financial as deemed appropriate.

Intangible Assets

Core deposit intangible assets are amortized over their estimated useful lives, which average 7 to 12 years. Prior to January 1, 2002, goodwill was amortized using the straight-line method over periods ranging from 15 to 25 years. Beginning in 2002, the Company ceased amortizing goodwill in accordance with a new accounting pronouncement. Goodwill is reviewed for impairment on an annual basis.

Merger, Integration and Restructuring Expense

Merger, integration and restructuring expenses primarily represent professional fees, severance and other personnel related costs, valuation adjustments for certain premises, equipment and other assets and integration costs related to mergers, acquisitions and corporate restructuring. (See Note 16.)

Income Taxes

Sky Financial utilizes an asset and liability approach for financial accounting and reporting of income taxes. The provision for income taxes is the sum of taxes currently payable and the change in deferred tax assets and liabilities, net of amounts recorded through acquisitions. Deferred income taxes are provided using the current tax rate for differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

Stock Dividends and Treasury Stock

Shares of Sky Financial stock may be acquired for reissuance in connection with stock option plans, for stock dividend declarations and for general corporate purposes. The treasury shares acquired are recorded at cost. The fair value of shares issued in stock dividends is transferred from retained earnings to common stock, to the extent of available retained earnings. Any excess of fair value over available retained earnings is considered a return of capital and thus is transferred from paid-in capital.

Stock-Based Compensation

Employee compensation expense under stock option plans is reported under the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at grant date. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of SFAS No. 123 “Accounting for Stock Options.”

	2003	2002	2001
Net income as reported	$156,617	$127,807	$120,663
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of tax benefit	(2,403)	(2,629)	(2,192)

Pro forma net income	$154,214	$125,178	$118,471

Basic earnings per share as reported	$1.75	$1.53	$1.46
Pro forma basic earnings per share	$1.72	$1.50	$1.44
Diluted earnings per share as reported	$1.73	$1.52	$1.45
Pro forma diluted earnings per share	$1.71	$1.49	$1.43

The pro forma effects are computed using option-pricing models, with the following weighted average assumptions as of the grant date:

	2003	2002	2001
Risk-free interest rate	3.41%	5.15%	4.58%
Expected option life (years)	7.00	7.00	5.66
Expected stock price volatility	24%	28%	25%
Dividend yield	3.50%	3.60%	4.27%

Statement of Cash Flows

Sky Financial considers cash on hand, deposits maintained with the Federal Reserve Bank and cash due from other banks, all of which are included in the caption “cash and due from banks,” as cash for purposes of the Statement of Cash Flows. Sky Financial reports net cash flows for federal funds sold and purchased, interest-bearing deposits with other financial institutions, client loan transactions, deposit transactions, repurchase agreements, and short-term borrowings.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and adjustments related to cash flow hedges that are also recognized as separate components of equity.

New Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which requires additional disclosures about the assets, obligations, cash flows and net periodic benefit costs of defined benefit pension plans and defined benefit other post retirement plans. Sky Financial adopted this statement on December 31, 2003. See the disclosures in Note 17.

In May 2003, the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain freestanding financial instruments that have characteristics of both liabilities and equity. It requires that items such as mandatorily redeemable financial instruments, obligations to repurchase equity shares by transferring assets, and certain obligations to issue a variable number of shares as liabilities be classified as liabilities. The adoption of SFAS 150 on July 1, 2003 did not have a material impact on Sky Financial.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” for decisions made by the Derivatives Implementation Group, other FASB projects dealing with financial instruments and in connection with the application of the definition of a derivative. The adoption of this statement on June 30, 2003 did not have a material impact on Sky Financial.

In December 2003, the FASB issued Interpretation No. 46 (Revised 2003) “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that subsidiaries defined as variable interest entities be consolidated by the enterprise that will absorb the majority of the entities’ expected losses if they occur, receive a majority of the variable interest entities’ residual returns if they occur, or both. Sky Financial, through fully consolidated wholly owned subsidiaries, sponsors five trust preferred security issuing vehicles. Sky Financial determined that these five trust preferred subsidiaries meet the definition of variable interest entities and that Sky Financial is not the primary beneficiary of these subsidiaries’ activities. Accordingly, with the adoption of FIN 46-R on December 31, 2003, Sky Financial deconsolidated the accounts of these trust preferred subsidiaries, resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between Sky Financial and the trust preferred subsidiaries. There was no material impact to the results of operations, capital or liquidity as a result of applying the provisions of FIN 46-R.

In December 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45

requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. In addition, FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor’s obligations. Sky Financial adopted the disclosure requirements for the fiscal year ended December 31, 2002. The recognition requirements of FIN 45 were adopted prospectively on January 1, 2003 and did not have a material impact on Sky Financial.

In December 2002, the FASB issued SFAS No. 148. “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires disclosure of the pro forma effects of using the fair value based method of accounting for stock-based compensation and requires that these disclosures be included in interim as well as annual financial statements. As permitted by SFAS No. 148, Sky Financial will continue to apply the provisions of APB Opinion No. 25, “Accounting for Stock-Based Compensation,” for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses the timing of recognition of a liability for exit and disposal costs at the time a liability is incurred, rather than at a plan commitment date, as previously required by US GAAP. Exit or disposal costs are measured at fair value and are subsequently adjusted for changes in estimated cash flows. The adoption of this statement on January 1, 2003 did not have a material impact on Sky Financial.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for legal obligations associated with the sale, abandonment, disposal, recycling or other than temporary removal from service of tangible long-lived assets. SFAS No. 143 requires an asset retirement obligation to be recognized at fair value when it is incurred, if a reasonable estimate of its fair value can be made at the time. Otherwise, the obligation should be recorded as soon as its fair value can be reasonably estimated. The adoption of this statement on January 1, 2003 did not have a material impact on Sky Financial.

Effective January 1, 2002, Sky Financial adopted SFAS No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 147 “Acquisition of Certain Financial Institutions.” In accordance with these standards, Sky Financial reclassified intangible assets associated with certain branch acquisitions to goodwill and ceased amortizing goodwill as of the date of adoption. Identifiable intangible assets with finite useful lives continue to be amortized in accordance with Sky Financial’s accounting policies. Annual impairment testing is required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. See Note 6 for discussion of the impact of adopting these standards.

Reclassifications

Certain items in the prior year financial statements were reclassified to conform to the current-year presentation.

Note 2 Mergers, Acquisitions, Business Formations and Divestitures

Community Banking Acquisitions

On January 8, 2004, Sky Financial announced an agreement to acquire Second Bancorp Incorporated (Second Bancorp), a $2.1 billion bank holding company headquartered in Warren, Ohio, and its wholly-owned subsidiary Second National Bank. Under the terms of the agreement, shareholders of Second Bancorp will be entitled to receive 1.26 Sky Financial common shares in exchange for each Second Bancorp common share held. The exchange is expected to qualify as a tax-free transaction to the Second Bancorp shareholders. Following the merger, which is contingent upon the receipt of regulatory approvals, and is expected to close in the third quarter of 2004, Second National Bank will be merged with and into Sky Bank.

On October 19, 2003, Sky Financial acquired GLB Bancorp, Inc. (GLB), a $225 million bank holding company headquartered in Mentor, Ohio, and its wholly-owned subsidiary Great Lakes Bank, by acquiring all of the outstanding capital stock of GLB for an aggregate purchase price of $43,263 including direct acquisition costs of $191. GLB shareholders received 1,717 shares of Sky Financial common stock.

On April 30, 2003, Sky Financial acquired the outstanding capital stock of Metropolitan Financial Corp (Metropolitan), a $1.5 billion savings and loan holding company headquartered in Highland Hills, Ohio, and its wholly-owned subsidiary, Metropolitan Bank and Trust Company, for a purchase price of $81,294, including direct acquisition costs of $673. Metropolitan shareholders received 2,887 shares of Sky Financial common stock and $25,327 in cash. The acquisitions of Second Bancorp, GLB and Metropolitan complement Sky Financial’s operations in northeastern Ohio by enhancing its presence in the Cleveland metropolitan area and other areas of northeastern Ohio.

On October 1, 2002, Sky Financial acquired Three Rivers Bancorp (Three Rivers), a $1 billion bank holding company headquartered in Monroeville, Pennsylvania and its wholly-owned subsidiary, Three Rivers Bank and Trust Company, by acquiring all of the outstanding capital stock of Three Rivers for a total purchase price of $136,626, including direct acquisition costs of $780. Three Rivers shareholders received 4,857 shares of Sky Financial common stock and cash of $41,799. The acquisition complements Sky Financial’s operations in Western Pennsylvania by enhancing its presence in the Pittsburgh metropolitan area.

The value of the common stock issued for each of the acquisitions was determined based on the market price of Sky Financial’s common stock on the date that the final terms of the acquisitions were agreed to and announced. The results of operations for the acquired institutions have been included in the consolidated financial statements since the date of acquisition. The following table presents the allocation of the purchase price, including direct acquisition costs, for the GLB, Metropolitan and Three Rivers acquisitions to assets acquired and liabilities assumed, based on their fair values:

	GLB	Metropolitan	Three Rivers
Cash	$11,188	$73,724	$34,460
Loans	161,657	960,957	592,284
Securities available for sale	42,839	188,347	362,348
Premises and equipment	2,818	11,446	12,625
Core deposit intangible assets	1,759	11,807	20,130
Goodwill	12,954	60,209	55,985
Other assets	1,098	84,722	13,092

Total assets acquired	234,313	1,391,212	1,090,924

Deposits	189,325	949,725	770,250
Debt	—	314,892	173,907
Other liabilities	1,725	45,301	10,141

Total liabilities acquired	191,050	1,309,918	954,298

Net assets acquired	$43,263	$81,294	$136,626

The core deposit intangible assets are being amortized over periods ranging from seven to eight years.

The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisitions of GLB, Metropolitan and Three Rivers occurred as of January 1, 2001:

December 31,	2003	2002	2001
Net interest income	$439,623	$433,784	$402,590
Income from continuing operations	147,953	123,790	130,458
Net income	151,890	119,449	122,469
Net income per share – Basic	1.65	1.32	1.36
Net income per share – Diluted	1.64	1.31	1.35

The pro forma information includes impairment charges related to Metropolitan’s fixed assets of $8.8 million ($6.1 million after-tax) and mortgage servicing rights of $4.9 million ($3.4 million after-tax) recognized in the second quarter of 2002.

Sky Financial recorded merger, integration and restructuring charges totaling $2,975 and $3,110 after tax during 2003 and 2002, respectively, related to the acquisitions. See Note 16 for additional discussion. The pro forma information presented is for informational purposes only and is not indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection.

Financial Service Affiliate Acquisitions

On January 5, 2004, Sky Financial acquired Spencer-Patterson Insurance Agency, Inc. a professional liability, personal and commercial insurance agency headquartered in Findlay, Ohio, for 297 shares of Sky Financial common stock and $743 in cash.

On July 8, 2003, Sky Financial acquired Insurance Buyer’s Service Agency, Inc., a professional liability, personal and commercial insurance agency headquartered in Boardman, Ohio, for 164 shares of Sky Financial common stock. Insurance Buyers’ Service Agency, Inc. was subsequently merged into Sky Insurance.

In April 2002, Sky Financial acquired Value Added Benefits, Ltd., a wholesale insurance agency headquartered in Cleveland, Ohio, for $1,900.

In January 2002, Sky Financial completed the acquisition of Celaris Group, Inc., a full service insurance agency head-quartered in Bowling Green, Ohio. In connection with the acquisition, Sky Financial paid $1,000 in cash and issued 748 shares of Sky Financial common stock. Sky Financial recognized approximately $18.2 million in goodwill as a result of this acquisition. During the third quarter 2002, Value Added Benefits, Ltd. was merged into Celaris Group, Inc. In December 2002, Celaris Group, Inc. merged with Picton Cavanaugh, Inc. to form Sky Insurance, Inc.

In September 2001, Sky Financial acquired Barney C. Guttman and Associates, Inc., an investment management and financial services firm for $0.6 million in cash. Disclosure of pro forma results of the acquisitions of the financial service affiliates are immaterial to Sky Financial’s consolidated financial statements.

Entity	Location	Date	Total Assets	Cash Paid	Shares Issued
Great Lakes Bancorp	Mentor, OH	October 19, 2003	$ 0.2 billion	—	1.7 million
Metropolitan Financial Corp	Highland Hills, OH	April 30, 2003	1.5 billion	$ 25.3 million	2.9 million
Insurance Buyers Service Agency, Inc.	Boardman, OH	July 8, 2003	4.0 million	—	.2 million
Three Rivers Bancorp, Inc.	Monroeville, PA	October 1, 2002	1.1 billion	41.8 million	4.9 million
Value Added Benefits, Ltd.	Cleveland, OH	April 9, 2002	0.1 million	1.9 million	—
Celaris Group, Inc.	Bowling Green, OH	January 30, 2002	18.5 million	1.0 million	.8 million
Barney C. Guttman & Associates, Inc.	Pittsburgh, PA	September 24, 2001	.6 million	.6 million	—

Branch Acquisitions

On October 27, 2001, Sky Bank completed the acquisition of ten branch offices of Standard Federal Bank, F.S.B., representing total deposits of approximately $289 million. The purchase premium of $21,257 includes a $4,534 core deposit intangible and $16,723 of other intangibles. In accordance with SFAS 147, the other intangible assets were reclassified to goodwill and amortization ceased effective January 1, 2002.

Business Divestitures

In March 2001, Sky Financial completed the sale of Sky Investments, Inc., its independent broker/dealer business. The sale resulted in a $0.6 million pre-tax gain.

Note 3 Securities Available for Sale

The estimated fair values and unrealized gains and losses of securities available for sale at year-end are as follows:

	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2003
U.S. Treasury and U.S. government agencies and corporations	$326,158	$2,748	$(508)
Obligations of states and political subdivisions	22,337	164	(33)
Corporate and other securities	69,446	3,011	—
Mortgage-backed securities	1,955,606	15,090	(15,620)

Total debt securities available for sale	2,373,547	21,013	(16,161)
Marketable equity securities	45,862	6,337	(938)
FHLB, FRB & Banker’s Bank stock	91,960	—	—

Total securities available for sale	$2,511,369	$27,350	$(17,099)

2002
U.S. Treasury and U.S. government agencies and corporations	$466,564	$9,735	$—
Obligations of states and political subdivisions	15,242	205	(176)
Corporate and other securities	71,896	1,754	(1,319)
Mortgage-backed securities	1,584,861	37,956	(197)

Total debt securities available for sale	2,138,563	49,650	(1,692)
Marketable equity securities	40,905	4,884	(1,451)
FHLB, FRB & Banker’s Bank stock	67,713	—	—

Total securities available for sale	$2,247,181	$54,534	$(3,143)

Sky Financial evaluates its securities portfolio for impairment throughout the year. An impairment reserve is recorded against individual equity securities if their cost significantly exceeds their fair value for a substantial amount of time. An impairment reserve is also recorded for investments in debt securities, unless the decrease in fair value is attributable to interest rates and management has the intent and ability to hold the debt security until maturity. The securities portfolio does not contain any investments that have been in a continuous unrealized loss position for greater than twelve months at December 31, 2003. The fair values of investments with an amortized cost in excess of their fair value at December 31, 2003 are as follows:

	Aggregate Fair Value	Aggregate Unrealized Losses
U.S. Treasury and U.S. government agencies and corporations	$62,889	$508
Obligations of states and political subdivisions	2,588	33
Mortgage-backed securities	892,230	15,620

Total debt securities available for sale	957,707	16,161
Marketable equity securities	23,544	938

Total securities available for sale	$981,251	$17,099

The estimated fair value of debt securities at December 31, 2003, by contractual maturity, are shown in the accompanying table. Expected maturities will likely differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Estimated Fair Value
Due in one year or less	$88,843
Due after one year through five years	163,205
Due after five years through ten years	534,892
Due after ten years	1,586,607

Total debt securities available for sale	$2,373,547

The gross realized gains and losses from the sales of securities are as follows:

	2003	2002	2001
Gross realized gains on sales	$4,746	$5,137	$5,156
Gross realized losses on sales	3,875	2,658	2,681

Securities pledged to secure public deposits and repurchase agreements totaled $1,782,480 and $1,701,295 at December 31, 2003 and 2002, respectively.

Note 4 Loans and Allowance for Credit Losses

The loan portfolio at year-end was as follows:

	2003	2002
Real estate loans:
Construction	$491,086	$410,955
Residential mortgage	2,045,317	1,614,048
Non-residential mortgage	2,896,116	2,290,053
Commercial, financial and agricultural	2,441,225	2,168,545
Installment and credit card loans	770,901	864,387

Total loans	$8,644,645	$7,347,988

Most of Sky Financial’s business activity is conducted through Sky Bank with clients in the respective local areas of the bank. These areas encompass parts of eastern Ohio, western Ohio, eastern Indiana, southeastern Michigan, western Pennsylvania and northern West Virginia. Sky Bank’s loan portfolio is diversified, consisting of commercial, residential, agribusiness, consumer and small business loans. In Sky Bank’s loan portfolio, no significant industry concentrations exist and amounts related to highly-leveraged transactions are not significant.

Sky Financial evaluates each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s evaluation of the client. Collateral held relating to commercial, financial, agricultural and commercial mortgages varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Loans on which the accrual of interest has been discontinued totaled $81,979 and $69,237 at December 31, 2003 and 2002, respectively.

In the normal course of business, Sky Financial has made loans to certain directors, executive officers and their associates. Loan activity relating to these individuals for 2003 is as follows:

Aggregate balance - December 31, 2002	$29,641
New loans	37,126
Repayments	(34,794)
Other changes	(6,563)

Aggregate balance - December 31, 2003	$25,410

Activity in the allowance for credit losses was as follows:

	2003	2002	2001
Balance at beginning of year	$106,675	$92,831	$92,089
Provision for credit losses	34,125	37,659	27,384
Loans charged-off	(41,563)	(37,500)	(31,219)
Recoveries	8,647	6,803	4,577
Allowance of acquired institutions	17,059	6,882	—

Balance at end of year	$124,943	$106,675	$92,831

Information regarding impaired loans is as follows:

For The Years Ended December 31,	2003	2002	2001
Year-end impaired loans with no allowance for credit losses allocated	$—	$—	$—
Year-end impaired loans with allowance for credit losses allocated	61,619	53,041	18,032
Year-end allowance for credit losses allocated to impaired loans	14,605	12,584	5,176
Average investment in impaired loans during the year	70,438	45,198	17,519
Cash-basis interest income recognized during the year	4,932	2,360	951

Note 5 Premises and Equipment

Premises and equipment as of year end are summarized as follows:

	2003	2002
Land, buildings and improvements	$169,827	$139,494
Equipment, furniture and fixtures	144,160	128,639
Construction in process	4,228	4,413

Total premises and equipment	318,215	272,546
Less accumulated depreciation and amortization	(164,930)	(140,476)

Premises and equipment, net	$153,285	$132,070

Included in premises and equipment are buildings, land and land improvements that secure capitalized leases with a cost of $3,690 and $2,989, less accumulated amortization and depreciation of $3,160 and $2,208 at December 31, 2003 and 2002, respectively. Rental payments for land and buildings are treated as operating lease expense. Total rent expense amounted to $7,628 in 2003, $4,908 in 2002 and $2,029 in 2001.

Note 6 Goodwill and Intangible Assets

Net goodwill activity by segment was as follows:

	Community Banking	Financial Services Affiliates	Total
Balance at January 1, 2002	$23,134	$10,778	$33,912
Acquired goodwill	55,985	18,879	74,864

Balance at December 31, 2002	79,119	29,657	108,776
Acquired goodwill	73,095	3,988	77,083

Balance at December 31, 2003	$152,214	$33,645	$185,859

In addition to goodwill recognized from the acquisitions of GLB, Metropolitan and Three Rivers, goodwill was decreased $68 during the first quarter of 2003.

Effective January 1, 2002, Sky Financial adopted new accounting guidance changing post-acquisition accounting for goodwill and certain intangible assets. In accordance with this guidance, goodwill is not amortized but is reviewed annually for impairment. Sky Financial completed the annual impairment test required by the new guidance during the second quarter of 2003 and determined that goodwill is not impaired.

The following table presents a reconciliation between originally reported net income adjusted for the effect of the new accounting pronouncement:

	2003	2002	2001
Reported net income	$156,617	$127,807	$120,663
Effect of goodwill amortization expense	—	—	1,877

Net income adjusted	$156,617	$127,807	$122,540

	2003		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Diluted
Reported net income	$1.75	$1.73	$1.53	$1.52	$1.46	$1.45
Goodwill amortization	—	—	—	—	.02	.02
Adjusted net income	$1.75	$1.73	$1.53	$1.52	$1.48	$1.47

Other intangible assets at December 31, 2003 and 2002 were $51,155 and $43,903, respectively, net of accumulated amortization of $10,862 and $3,966, respectively. These assets consist primarily of core deposits intangibles and are continuing to be amortized in accordance with Sky Financial’s policy. Amortization expense related to the intangible assets was $6,896, $4,033 and $3,020 during 2003, 2002 and 2001, respectively. Included in goodwill amortization for 2001 is $230 ($150 after tax) related to goodwill amortization of branch acquisitions. For the years ending December 31, 2004 through 2008, estimated future amortization expense will be approximately $7,700 per year.

Note 7 Interest-Bearing Deposits

Total interest-bearing deposits as presented on the balance sheet are comprised of the following classifications at year-end:

	2003	2002
Interest-bearing demand	$224,464	$132,272
Savings	3,445,664	2,816,863
Time
In denominations under $100,000	2,502,766	2,533,802
In denominations of $100,000 or more	1,109,367	1,135,466

Total interest-bearing deposits	$7,282,261	$6,618,403

At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004	$2,088,122
2005	479,368
2006	517,556
2007	361,107
2008	123,621
Thereafter	42,359

$3,612,133

Note 8 Securities Sold Under Repurchase Agreements and Federal Funds Purchased

Sky Financial has retail repurchase agreements with clients within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by Sky Bank and held in its safekeeping accounts at independent correspondent banks.

Sky Financial also has repurchase agreements with brokerage firms that are in possession of the underlying securities. The securities are returned to Sky Financial at the maturity of the agreements.

The following table summarizes certain information relative to these borrowings:

	2003	2002
Outstanding at year-end	$994,896	$795,125
Weighted average interest rate at year-end	2.05%	2.24%
Maximum amount outstanding as of any month-end	$996,376	$890,920
Average amount outstanding	849,464	732,230
Approximate weighted average interest rate during the year	2.17%	2.65%

Included in the above as of December 31, 2003, are repurchase agreements in excess of one year as summarized below:

		Weighted Average Life in Years Based on Stated Maturity	Weighted Average Life in Years Based on Call Dates
Stated maturity in 2006	$45,000	2.1	1.4
Stated maturity in 2007	44,767	3.8	0.5
Stated maturity in 2008	139,000	4.5	0.1
Stated maturity in 2011	30,000	7.1	0.1

Total repurchase agreements in excess of one year	$258,767	4.3	0.4

The weighted average rate on repurchase agreements in excess of one year was 5.37% at December 31, 2003 and 5.38% at December 31, 2002.

At December 31, 2002, repurchase agreements in excess of one year were $214,000 with a weighted average life based on stated maturity of 5.4 years and a weighted average life based on call dates of 0.3 years.

Note 9 Debt and Federal Home Loan Bank Advances

Sky Financial’s debt and Federal Home Loan Bank (“FHLB”) advances are comprised of the following at year-end:

	2003	2002
Borrowings under bank line of credit	$61,000	$57,000
Borrowings under FHLB lines of credit at weighted interest rate of 3.65% for 2003	1,084,133	773,378
Subordinated note at 7.08%, due January 2008	50,000	50,000
Subordinated note at 6.125%, due October 2012	65,000	65,000
Subordinated note at 5.35%, due April 2013	50,000	—
Junior subordinated debentures owed to unconsolidated subsidiary trusts	164,806	—
Obligated mandatorily redeemable capital securities of subsidiary trusts	—	116,492
Capital lease obligations	1,117	1,526
Other items	508	1,858

Total	$1,476,564	$1,065,254

Lines of Credit

Sky Financial maintains a credit facility with a group of financial institutions in the form of a short-term line of credit. This line of credit is subject to renewal on an annual basis. The commitment on the line was $120,000 in 2003 and 2002. Interest on advances taken on the facility is accrued at either the lead financial institution’s prime rate, a formula based on the London Interbank Offering Rate (LIBOR), or a formula based on the federal funds rate. Sky Financial may elect the interest rate method to be applied to amounts outstanding in $100 increments. The agreement provides for a quarterly fee of .125% on the commitment amount of the credit facility. The agreement contains covenants that require Sky Financial, among other things, to maintain a minimum tangible net worth of $700,000 as defined by the agreement, minimum specified capital ratios and acceptable levels of asset quality. The average amount outstanding in 2003 was $67,000, with an average cost of 1.90%, compared to $75,841, with an average cost of 1.51% in 2002.

FHLB Advances

FHLB advances are collateralized by all shares of FHLB stock owned by the subsidiary bank and by 100% of the subsidiary bank’s qualified residential mortgage loans. Based on the carrying amount of FHLB stock owned by the subsidiary bank, total FHLB advances are limited to approximately $1,151,965, subject to the availability of qualified residential mortgage loans for pledging.

Subordinated Notes

During March 2003, Sky Financial sold $50,000 in subordinated note arrangements in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933. Sky Financial used these proceeds to pay Metropolitan’s shareholders who elected to receive cash as merger consideration in exchange for their common shares (see Note 2). The remaining proceeds were used to pay down $13,960 of Metropolitan subordinated debt and other working capital purposes.

During September 2002, Sky Bank sold $65,000 in subordinated note arrangements in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933. Sky Bank used the proceeds to pay down certain subordinated indebtedness owed to Sky Financial. Sky Financial used some of the proceeds received from Sky Bank to fund the cash payment due Three Rivers Bancorp, Inc. shareholders (see Note 2) and for general working capital purposes.

On January 16, 1998, Mid Am, Inc., a merged affiliate, issued $50,000 of 7.08% subordinated debt in a private placement transaction. The subordinated debt matures in 2008. For regulatory capital purposes, the subordinated debt is considered Tier II capital.

Junior Subordinated Debentures/Obligated Mandatorily Redeemable Capital Securities

Beginning in 1997, Sky Financial has issued obligated mandatorily redeemable capital securities through fully consolidated subsidiaries. The trust preferred entities were formed for the purpose of issuing capital securities to third parties and investing the proceeds from the sale of such securities solely in junior subordinated debentures of Sky Financial. The debentures held by each trust are the sole assets of that trust. Distributions on the capital securities issued by each trust are payable semi-annual or quarterly at a rate per annum equal to the interest rate being earned by the trust on the debentures held by that trust.

The amounts of these capital securities represent the par value adjusted for any unamortized discount or other basis adjustments related to hedging the debt with derivative instruments. See Notes 1 and 10 for further discussion on derivative instruments. The borrowings are redeemable after a certain date at their stated face values or at a premium if redemption occurs before that date.

On September 25, 2003, Sky Financial issued $10,000 in obligated mandatorily redeemable capital securities of subsidiary trusts. On October 14, 2003, Sky Financial received an additional $20,000 under the same issuance. The interest rate on the issuance is based on LIBOR plus 2.95%. The debt is redeemable beginning in October 2003 at 104.40% of its principal amount, with the redemption price decreasing every year thereafter until 2008, at which time it is redeemable at par. During October 2003, the proceeds of this issuance were used to call and settle $27,750 of obligated redeemable capital securities and related interest.

During the fourth quarter of 2003, Sky Financial deconsolidated the accounts of these trust preferred entities in accordance with FASB Interpretation No. 46 (revised 2003). The deconsolidation of the net assets increased Sky Financial’s consolidated debt obligation by $5,076, the difference representing Sky Financial’s common ownership in the trusts. The deconsolidation has no impact on Sky Financial’s liquidity position because it continues to be obligated to repay the debentures held by the trust preferred entities and guarantees repayment of the capital securities issued by the trusts.

The capital securities held by the trusts qualify as Tier I capital for Sky Financial under the Federal Reserve Board’s regulatory framework. The Federal Reserve Board is currently evaluating whether the capital securities continue to qualify as Tier I capital due to the deconsolidation of the related trust preferred entities. If the Federal Reserve Board disqualifies the capital securities as Tier I capital, the effect of such a change could have a material impact on Sky Financial’s regulatory capital ratios.

The following table summarizes the issuance date, par value, interest rate, redemption price, redemption date and hedged average rate for the mandatorily redeemable capital securities at December 31, 2003:

	Issuance Date	Par Value	Interest Rate	Redemption Price	Redemption Date	Hedged Average Rate
Sky Financial Capital Trust II	September 25, 2003	$30,000	Variable	Various	October 8, 2003	N/A
Sky Financial Capital Trust I	March 31, 2000	$60,000	9.340%	104.67%	May 1, 2010	4.91%
Metropolitan Capital Trust II	May 14, 1999	$16,000	9.50%	100.00%	June 30, 2004	N/A
Mid Am Capital Trust I	June 30, 1997	$23,600	10.200%	105.10%	June 1, 2007	5.67%
First Western Capital Trust I	February 11, 1997	$25,000	9.875%	104.94%	February 1, 2007	4.96%

Consolidated debt obligations related to the trust preferred entities follows:

	2003	2002
Interest at 9.875%, due February 2027	$27,765	$—
Interest at 10.20%, due June 2027	24,491	—
Interest at 9.34%, due May 2030	64,955	—
Interest at 9.50%, due June 2029	16,667	—
Interest at 4.09% (variable), due October 2030	30,928	—

Total junior subordinated debentures owed to unconsolidated subsidiary trusts	164,806	—

Interest at 9.875%, due February 2027	—	27,901
Interest at 10.20%, due June 2027	—	24,437
Interest at 9.34%, due May 2030	—	64,154

Total obligated mandatorily redeemable capital securities of subsidiary trusts	—	116,492

Total consolidated debt obligations related to subsidiary trusts	$164,806	$116,492

Other

At December 31, 2003, required annual principal payments on debt and FHLB advances are presented in the following table. Because repayment of the asset-backed notes is based on the cash flows of loans that will likely pay off before their contractual maturity, the expected maturity of the asset-backed notes is less than contractual maturity.

2004	$747,316
2005	171,096
2006	11,194
2007	20,421
2008	144,739
Thereafter	381,798

$1,476,564

Note 10 Derivative Instruments and Hedging Activities

Sky Financial’s hedging policies permit the use of interest rate swaps, caps and floors to manage interest rate risk or to hedge specified assets and liabilities. Sky Financial uses derivative instruments, primarily interest rate swaps, to manage interest rate risk on certain assets by hedging the fair value of certain fixed-rate debt, which converts the debt to variable rates, and by hedging the cash flow variability associated with certain variable rate debt by converting the debt to fixed rates.

Fair Value Hedges – Interest Rate Swaps

Sky Financial has entered into interest rate swap arrangements to exchange the fixed rate of borrowings on $108,600 of the junior subordinated debentures owed to unconsolidated subsidiary trusts for variable rate payments based on LIBOR. The interest rate swaps involve no exchange of principal either at inception or maturity and have maturities and call options identical to the junior subordinated agreements. The arrangements have been designated as fair value hedges. The swaps are carried at their fair value and the carrying amount of the subordinated debentures includes the change in their fair values since the inception of the hedge. Because the hedging arrangement is considered highly effective, changes in the interest rate swaps’ fair values exactly offset the corresponding changes in the fair value of the junior subordinated debentures and, as a result, the changes in fair value do not result in an impact on net income.

Cash Flow Hedges – Interest Rate Swaps

During 2003, Sky Financial entered into various amortizing interest rate swaps, whereby it pays a fixed rate of interest and receives a variable rate based on LIBOR. The interest rate swaps are designed to convert the variable interest rate to fixed rate on $40,000 of FHLB borrowings. The swaps are considered to be highly effective. Accordingly, any change in the swap’s fair value is recorded in other comprehensive income, net of tax. No ineffectiveness was recorded in income from continuing operations during 2003, 2002 and 2001.

Interest Rate Caps

During 2002, Sky Financial entered into two interest rate cap arrangements, and paid $1,456 to hedge its interest risk on $48,600 of federal funds purchased. The interest rate caps are designed to offset the impact of changes in the federal fund purchased rate above the weighted average stated rate of 5.90%, and, as such, are considered to be highly effective. Any changes in the intrinsic values are recorded in other comprehensive income. Changes in the time values of the interest rate caps, which are excluded from the assessment of hedge effectiveness, increased interest expense by $219 in 2003 and $73 in 2002.

No deferred gains or losses in accumulated other comprehensive income at December 31, 2003 are expected to be reclassified to income from continuing operations in 2004.

The following table presents the contract/notional and fair value amounts of all derivative transactions at December 31, 2003 and 2002:

Years	Notional Amount	Fair Value	Fixed Rate	Variable Rate	Maturity
At December 31, 2003
Interest rate swaps
Fair value hedges	$108,600	$5,129	9.65%	4.93%	25.02
Cash flow hedges	40,000	(3,291)	6.36	1.17	1.87
Interest rate caps	48,600	728			5.00
At December 31, 2002
Interest rate swaps
Fair value hedges	$108,600	$7,891	9.65%	5.09%	26.02
Interest rate caps	48,600	780			6.00

Note 11 Income Taxes

Income taxes consisted of the following:

	2003	2002	2001
Current
Federal	$61,400	70,552	$62,187
State and local	78	392	358

	61,478	70,944	62,545

Deferred
Federal	14,600	(5,219)	1,184
State and local	72	(13)	(15)

	14,672	(5,232)	1,169

Total provision for income taxes	$76,150	$65,712	$63,714

The sources of gross deferred tax assets and liabilities were as follows at December 31:

	2003	2002	2001
Items giving rise to deferred tax assets:
Allowance for loan losses in excess of tax reserve	$43,702	$36,825	$31,366
Intangible assets	6,974	8,166	8,797
Deferred compensation	9,110	8,140	7,620
Net deferred loan fees and costs	4,540	3,319	1,759
Interest on non-accrual loans	1,493	588	—
Cash flow hedge	1,160	398	79
Merger, integration and restructuring expense	649	1,870	352
Other	5,398	1,686	2,414

	73,026	60,992	52,387

Items giving rise to deferred tax liabilities:
Depreciation	(1,906)	(310)	(190)
FHLB stock dividends	(9,757)	(7,606)	(6,522)
Mortgage servicing rights	(9,868)	(5,960)	(5,955)
Unrealized gain on securities available for sale	(4,349)	(17,986)	(6,121)
Purchase accounting adjustments	(1,884)	(4,541)	—
Other	(240)	(796)	(942)

	(28,004)	(37,199)	(19,730)

Net deferred tax asset	$45,022	$23,793	$32,657

Total federal income tax expense differs from the expected amounts computed by applying the statutory federal tax rate of 35% to income before taxes. The reasons for this difference are as follows:

	2003 Tax		2002 Tax		2001 Tax
	Amount	Rate	Amount	Rate	Amount	Rate
Income tax expense based upon the federal statutory rate on income before income taxes	$80,091	35.0%	$69,251	35.0%	$67,330	35.0%
Bank-owned life insurance earnings	(2,147)	(0.9)	(1,912)	(1.0)	(1,849)	(1.0)
Tax exempt income	(1,587)	(0.7)	(1,691)	(0.9)	(1,778)	(1.0)
Other, net	(207)	(0.1)	64	0.1	11	0.1

	$76,150	33.3%	$65,712	33.2%	$63,714	33.1%

Tax expense attributable to securities gains and losses totaled $305, $868 and $866 in 2003, 2002 and 2001, respectively.

Note 12 Other Comprehensive Income

Other comprehensive income consisted of the following:

	2003	2002	2001
Other comprehensive income
Securities available for sale:
Unrealized gains (losses) arising during period	$(40,269)	$36,382	$25,871
Reclassification adjustment for gains included in income	(871)	(2,479)	(2,475)
Cash flow hedge derivatives:
Adoption of SFAS No. 133	—	—	(1,231)
Change in fair value on cash flow hedge derivatives	(4,857)	(2,402)	(8,474)
Amounts reclassified to income (loss) from discontinued operations	3,489	3,155	775

Total	(42,508)	34,656	14,466
Tax effect	14,878	(12,130)	(5,063)

Total other comprehensive income (loss)	$(27,630)	$22,526	$9,403

Accumulated other comprehensive income consisted of the following:

	Securities Available for Sale	Unrealized Gains (Losses) on Interest Rate Swaps	Accumulated Other Comprehensive Income
December 31, 2000	$(3,841)	$—	$(3,841)
Other comprehensive income (loss) Pre-tax cumulative effect of accounting change – SFAS 133	—	(1,231)	(1,231)
Pre-tax	23,396	(7,699)	15,697
Tax effect	(8,189)	3,126	(5,063)

Total	15,207	(5,804)	9,403

December 31, 2001	11,366	(5,804)	5,562

Other comprehensive income (loss)
Pre-tax	33,903	753	34,656
Tax effect	(11,866)	(264)	(12,130)

Total	22,037	489	22,526

December 31, 2002	33,403	(5,315)	28,088

Other comprehensive income (loss)

Pre-tax	(41,140)	(1,368)	(42,508)
Tax effect	14,399	479	14,878

Total	(26,741)	(889)	(27,630)

December 31, 2003	$6,662	$(6,204)	$458

Note 13 Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares issuable under stock options.

Basic and diluted earnings per share computations were as follows:

	2003	2002	2001
Numerator
Income from continuing operations	$152,680	$132,148	$128,652
Income (loss) from discontinued operations	3,937	(4,341)	(7,989)

Net income	$156,617	$127,807	$120,663

Denominator
Weighted-average common shares outstanding (basic)	89,630	83,439	82,449
Dilutive effect of stock options	774	657	579

Weighted-average common shares outstanding (diluted)	90,404	84,096	83,028

Basic earnings per common share
Income from continuing operations	$1.70	$1.58	$1.56
Income (loss) from discontinued operations	.05	(.05)	(.10)

Net income	$1.75	$1.53	$1.46

Diluted earnings per common share
Income from continuing operations	$1.69	$1.57	$1.55
Income (loss) from discontinued operations	.04	(.05)	(.10)

Net income	$1.73	$1.52	$1.45

Weighted shares under option of 856 in 2003, 2,113 in 2002, and 1,780 in 2001 were excluded from the diluted earnings per share calculation as they were anti-dilutive.

Note 14 Fair Values of Financial Instruments

The following table shows carrying values and the related estimated fair values of financial instruments at year end. Items that are not financial instruments are not included.

	2003		2002
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
Financial Assets:
Cash and due from banks	$251,364	$251,364	$239,967	$239,967
Interest-bearing deposits with other financial institutions	22,808	22,808	26,346	26,346
Federal funds sold	—	—	11,100	11,100
Securities available for sale	2,511,369	2,511,369	2,247,181	2,247,181
Loans held for sale and loans, net of the allowance for credit losses	8,547,764	8,588,180	7,318,771	7,924,599
Accrued interest receivable	47,480	47,480	50,218	50,218
Financial Liabilities:
Deposits	(8,515,533)	(8,578,311)	(7,617,472)	(7,593,855)
Securities sold under repurchase agreements and federal funds purchased	(994,896)	(1,021,676)	(795,125)	(824,458)
Debt, FHLB advances and trust preferred securities	(1,475,781)	(1,523,135)	(1,065,254)	(1,105,784)
Accrued interest payable	(24,077)	(24,077)	(24,669)	(24,669)
Derivative Financial Instruments:
Interest rate swaps	1,838	1,838	7,891	7,891
Interest rate caps	728	728	780	780

For purposes of the above disclosures of estimated fair value, the following assumptions were used: the carrying values for cash and due from banks, federal funds sold, interest-bearing deposits in other financial institutions and accrued interest were considered to approximate fair value; the estimated fair value for securities was based on quoted market values for the individual securities or for equivalent securities; carrying value is considered to approximate fair value for loans that contractually reprice at intervals of less than six months; the estimated fair value for other loans was based on estimates of the rate Sky Financial would charge for similar loans at December 31, 2003 and 2002, applied over estimated payment periods; the estimated fair value for demand and savings deposits was based on their carrying value; the estimated fair value for certificates of deposit and borrowings was based on estimates of the rate Sky Financial would pay on such obligations at December 31, 2003 and 2002, applied for the time period until maturity. The fair value of interest rate swaps and caps represents the estimated amount the company would receive or pay to terminate the agreements, considering current interest rates, as well as the current creditworthiness of the counterparties. The capital lease obligations of $1,117 and $1,526 at December 31, 2003 and 2002 are not included in the fair value disclosures. The estimated fair value of commitments were not material.

While these estimates of fair values are based on management’s judgment of appropriate factors, there is no assurance that, if Sky Financial had disposed of such items at December 31, 2003 or 2002, the estimated fair values would necessarily have been achieved at that date, because market values may differ depending on various circumstances. The estimated fair values at December 31, 2003 and 2002 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of Sky Financial that are not defined as financial instruments were excluded from the above disclosures, such as mortgage servicing rights and life insurance contracts. In addition, non-financial instruments typically not recognized in financial statements (but which may have value) were not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the value of a trained work force, client goodwill and similar items.

Note 15 Other Income and Other Operating Expense

The following is a summary of other income and other operating expense:

	2003	2002	2001
Other Income
International department fees	$1,685	$1,544	$1,766
Transaction fees	10,506	7,666	7,139
Merchant income	4,572	3,559	3,351
Income from bank-owned life insurance	6,484	5,817	5,435
Other	11,707	13,467	9,917

Total other income	$34,954	$32,053	$27,608

Other Operating Expense
Brokerage commissions	$220	$208	$2,107
State franchise taxes	8,550	3,365	7,067
Printing and supplies	5,834	4,813	4,789
Legal and other professional fees	8,192	7,380	7,662
Telephone	6,452	5,715	5,126
Loan costs	7,106	4,794	3,399
Marketing	9,034	5,782	5,685
Other	36,240	29,403	27,678

Total other operating expense	$81,628	$61,460	$63,513

Note 16 Merger, Integration and Restructuring Expenses

In 2003, Sky Financial recorded merger, integration and restructuring charges totaling $4,577 ($2,975 after tax or $.03 per diluted share). Merger, integration and restructuring charges of $1,091 ($710 after tax or $.01 per diluted share) relate to the acquisition of GLB. Included are data processing costs of $704, severance and other related employee costs of $287, and marketing and communication expenses of $100. The remaining $3,486 ($2,265 after tax or $.02 per diluted share) of costs are related to the Metropolitan acquisition. These charges consist of severance and other related employee costs of $1,930, data processing conversion expense of $476, marketing and communication expenses of $795 and other miscellaneous expenses of $285. During 2003, $4,385 of these charges were paid, with the remaining charges to be settled in 2004.

During 2003, a total of 206 positions were eliminated as part of acquisitions, which involved 28 positions from GLB and 178 positions from Metropolitan Bank. Of this total, 44 accepted transfers to other positions, which consisted of 13 from GLB and 31 from Metropolitan Bank. Additionally, 22 from Metropolitan accepted outside employment and 15 from GLB and 125 from Metropolitan were involuntarily terminated with severance.

In 2002, Sky Financial recorded merger, integration and restructuring charges totaling $10,437 ($6,784 after tax or $.08 per diluted share), which consisted of $4,784 ($3,110 after tax or $.04 per diluted share) related to the acquisition of Three Rivers Bancorp and $5,653 ($3,674 after tax or $.04 per diluted share) related to Sky Financial’s implementation of a new technology platform company-wide. Pre-tax merger, integration and restructuring costs incurred during 2002 for the Three Rivers acquisition included severance and other related employee costs of $2,005, conversion outsourcing costs of $405, transaction costs of $233, lease termination costs of $203, marketing and communication expenses of $150 and other merger and integration-related costs of $1,788. Through 2003, approximately $7,674 of these charges were paid, with the remaining charges to be settled during 2004.

Pre-tax merger, integration and restructuring costs incurred during 2002 for Sky Financial’s new technology platform implementation included severance and other related employee costs of $1,663, valuation adjustments of property, equipment and other assets of $851, marketing and communication expenses of $500, lease termination costs of $676 and other merger and integration-related costs of $1,963. All costs were paid during 2002.

During 2002, 169 positions were eliminated as part of the integration of Three Rivers Bancorp and the new technology platform and processes implementation. Of this total, 18 accepted transfers to other positions, 13 accepted outside employment and 138 were involuntarily terminated with severance.

In 2001, Sky Financial recorded merger, integration and restructuring charges totaling $750 ($487 after tax or $.01 per diluted share) associated with the acquisition of $289 million in deposits and ten locations from Standard Federal Bank in October 2001. Included in the pre-tax total is impairment of property, equipment and other assets of $434, marketing and communication expenses of $174 and other merger and integration-related costs of $142. The transaction and integration of the branches were completed in 2001. Also during 2001, Sky Financial incurred severance and other related employee costs of $49 ($32 after-tax) associated with the reorganization of Sky Financial’s financial service affiliates.

The following is a summary of activity in the merger, integration and restructuring liability for 2003 and 2002:

	2003	2002
Beginning balance	$5,781	$4,208
Accruals	4,577	10,437
Cash payments	(7,835)	(8,864)

Ending balance	$2,523	$5,781

Note 17 Employee Benefits

Sky Financial maintains two plans, Employee Stock Ownership and Savings Plan and Employee Stock Ownership Pension Plan as its primary ongoing retirement plans, as well as a supplemental retirement plan for certain individuals.

Employee Stock Ownership and Savings Plan

The plan provides for contributions by Sky Financial as determined on a year-by-year basis. These contributions were 5%, 6% and 6% of eligible employee compensation in 2003, 2002 and 2001, respectively. Under the 401(k) portion of the Plan, employees may contribute a percentage of their eligible compensation with a company match of such contributions up to a maximum match of 4%. Employees may contribute to this plan upon employment. Employer matching contributions commence after the employees have completed twelve months of service. Expenses related to this plan were $4,788, $4,851 and $6,179 in 2003, 2002 and 2001.

During 2000, ESOP plans of merged affiliates with remaining loan obligations of $123 and $300 as of December 31, 2001 and 2000, respectively, were consolidated into the Sky Financial plan. Unallocated shares totaled 12,526 as of December 31, 2001. During 2002, the remaining loan obligation of merged plans was paid off resulting in the release of all unallocated shares.

Employee Stock Ownership Pension Plan

Sky Financial also sponsors an Employee Stock Ownership Pension Plan that provides for an annual employer contribution equal to 3% of eligible employees’ annual compensation. Expenses related to this plan were $2,873, $2,587 and $1,974 in 2003, 2002 and 2001, respectively.

Total shares of Sky Financial common stock held by the Employee Stock Ownership and Savings Plan and the Employee Stock Ownership Pension Plan as of December 31, 2003 were 3,042.

Supplemental Retirement Plan

This plan replaces retirement benefits eliminated under Sky Financial’s qualified retirement plans because of eligible compensation limitations under current tax law. Sky Financial’s contribution under the plan is determined by multiplying the excess of employees’ eligible compensation over the established limitation by the contribution level established by the Board of Directors for Sky Financial’s qualified plans.

The contribution rates were 12% in 2003, 2002 and 2001, respectively. Expenses related to this plan were $245, $229 and $161 in 2003, 2002 and 2001.

Frozen Pension Plan

In connection with Sky Financial’s acquisition of Three Rivers, Sky Financial sponsors a funded, defined benefit pension plan for eligible employees who are 21 years of age with one or more years of service. Benefits paid to retirees are based on age at retirement, years of credited service and average compensation. The plan was frozen during the fourth quarter of 2002. Because this was contemplated in the Three Rivers acquisition, a curtailment gain was considered in arriving at the benefit obligation and prepaid pension cost recorded at the acquisition date. Sky Financial does not expect to make any contributions to the plan in 2004. The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of Sky Financial’s plan; amounts recognized in Sky Financial’s financial statements; and the principal weighted average assumptions used at December 31, 2003 and 2002:

	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of period	$5,785	$5,580
Service cost	0	139
Interest cost	382	95
Actuarial (gain)/loss	1,008	0
Benefits paid	(2,148)	(29)

Benefit obligation at end of period	$5,027	$5,785

Change in Plan Assets
Fair value of plan assets at beginning of period	$5,940	$5,643
Actual return on plan assets, net of expenses	802	326
Benefits paid	(2,148)	(29)
Employer contributions	769	—

Fair value of plan assets at end of period	$5,363	$5,940

Funded Status	$336	$155
Unrecognized actuarial (gain)/loss	414	(217)

Net amount recognized	$750	$(62)

Amounts Recognized in the Statement of Financial Position
Prepaid benefit cost	$750	$—
Accrued benefit liability	—	(62)

Net amount recognized	$750	$(62)

Components of Net Periodic Benefit Cost
Service cost	$—	$139
Interest cost	382	95
Expected return on plan assets	(426)	(109)

Total	$(44)	$125

Weighted-average assumptions at December 31
Discount rate	6.25%	6.75%
Expected return on assets	8.00	8.00

The expected long-term rate of return on the plan’s assets reflects the average rate of earnings expected on the funds invested to provide for plan benefits. Management considers the long-term historical returns of the assets within the portfolio and adjusts the rate, as necessary, for expected future returns on the assets in the plan in determining the rate.

The Plan’s asset allocations at December 31, 2003 by asset category are as follows:

Equity securities	40%
Debt securities	60
Total	100%

Management’s investment allocation is managed to provide an acceptable level of return to fund future benefit payments as well as provide liquidity to pay current benefits while minimizing the overall market risk to the plan.

Management believes that its current investment allocation meets these goals and does not anticipate significant changes to the investment allocation in the near future. Management has provided the external investment managers with general guidelines for them to make decisions regarding the nature and timing of investment decisions. The investment policy does not allow for significant changes in previously approved investments or in the use of derivatives in the investment strategy.

Other Plans of Merged Affiliates

Sky currently sponsors two 401(k) plans as a result of its acquisition of Metropolitan and GLB. These plans will be merged into Sky’s ESOP plan during 2004.

Sky Financial, as part of its overall employee benefits design, settles plans of merged affiliates through consolidation into existing plans or termination of the plan. In 2002, Sky merged the Citizens Employee Stock Ownership Plan into Sky’s ESOP plan.

In 2001, Sky Financial completed the settlement of the Citizens and Century defined contribution profit sharing plans. Sky Financial also completed the settlement of the Citizens Defined Benefit Plan recording a gain of $855 from the reversion of excess plan assets. A portion of the excess funding was used to make direct contributions to existing plans.

Sky Financial pays health insurance premiums for certain employees after retirement. Sky Financial accrued the costs of retirees’ health and other post-retirement benefits during the working career of active employees. The expense and liability under this plan are not material in any period presented.

Note 18 Stock Options

Options to purchase Sky Financial’s stock have been granted to directors, officers and employees under various stock option plans. The Sky Financial Group, Inc. 1998 Stock Option Plan for Employees and the Amended and Restated Sky Financial Group, Inc. 1998 Stock Option Plan for Directors were approved by Sky Financial’s shareholders in 1998. Under these plans, options may be granted to purchase a maximum of 6.5 million common shares, or 7.5% of the number of issued and outstanding common shares at the time of the adoption of the plans, adjusted for all subsequent stock dividends, splits and stock-for-stock acquisitions. Options expire 10 years after the date of grant and are issued at an option price no less than the market price of Sky Financial’s stock on the date of grant. Certain individuals, including directors, may also elect to receive options, determined under a formula, in lieu of a portion of their salary or director fees, as applicable. Options granted to directors are fully vested and immediately exercisable at the time of grant. Options granted to officers and other key employees are generally exercisable at 40% after two years and in annual 20% increments thereafter, except for options received in lieu of salary, which are immediately exercisable.

A summary of the activity in the plans is as follows:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,463	$18.47	5,818	$17.36	5,258	$17.14
Granted	1,155	19.85	1,178	21.70	1,101	17.40
Exercised	(650)	23.38	(395)	11.49	(303)	11.93
Forfeited	(166)	20.46	(138)	19.58	(238)	19.61

Outstanding at end of year	6,802	18.82	6,463	$18.47	5,818	$17.36

Options exercisable at end of year	4,818	18.52	4,641	$18.21	4,086	$17.18
Weighted average fair value of options granted during year		$3.49		$5.55		$3.26

Options outstanding at year-end 2003 were as follows:

	Outstanding		Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Number	Weighted Average Exercise Price
$3 to $10	194	1.08	194	$9.09
$10 to $15	507	2.07	504	12.56
$15 to $20	3,577	7.32	2,219	17.52
$20 to $25	2,435	6.53	1,812	22.05
$25 to $30	89	4.66	89	25.82

Outstanding at year-end	6,802	6.43	4,818	$18.52

Sky Financial maintains a Stock Appreciation Rights (SAR) plan under which SARs were granted in tandem with stock options until 1998. Expense related to the SARs was $101 in 2003, $(75) in 2002, and $109 in 2001. A summary of the activity in this plan follows:

	2003		2002		2001
	SARs	Weighted Average Exercise Price	SARs	Weighted Average Exercise Price	SARs	Weighted Average Exercise Price
Outstanding at beginning of year	14	$16.21	19	$14.96	24	$14.30
Exercised	(1)	20.79	(4)	9.53	(4)	10.54
Forfeited	(1)	26.75	(1)	19.06	(1)	23.71
Outstanding at end of year	12	$16.32	14	$16.21	19	$14.96

Note 19 Other Financial Instruments

Credit Commitments and Letters of Credit

Sky Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients located primarily within its local business areas. These instruments include commitments to extend credit, standby letters of credit and international commercial letters of credit.

Sky Financial’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and letters of credit is represented by the contractual amount of those instruments. Sky Financial uses the same credit policies in making commitments and conditional obligations as it does in extending loans to clients.

Financial instruments whose contract amounts represent credit risk at December 31 are presented below:

	2003	2002
Commitments to extend credit	$2,320,451	$2,512,990
Standby letters of credit	331,082	331,787
Letters of credit	2,124	1,083

The majority of the unfunded commitments at December 31, 2003 and 2002 are variable rate commitments, with approximately 28% or $733,000 and 29% or $817,000 having fixed rates in 2003 and 2002, respectively.

Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates ranging from one to five years, variable interest rates tied to the prime rate and U.S. Treasury bill rates and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by Sky Financial to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The expiration date of substantially all standby letters of credit extend for a period ranging from thirty days to seven years.

The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to clients. Sky Financial holds marketable securities, certificates of deposits, real estate, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

Letters of credit are instruments used to facilitate trade, most commonly international trade, by substituting Sky Financial’s credit for that of a commercial importing company. The terms are generally one to three months. The letters of credit are primarily unsecured.

Note 20 Mortgage Banking Activities

Sky Financial conducts mortgage banking operations through its banking subsidiary. The primary activity relates to the origination and sale of fixed and variable rate residential mortgages in the secondary market. Sky Financial normally retains the servicing of the loans it sells. Loans are primarily originated in Sky Financial’s community banking market areas of Ohio, Pennsylvania, Michigan, Indiana and West Virginia.

The following table summarizes information relating to Sky Financial’s mortgage banking activity as of December 31:

	2003	2002
Amounts held in agency accounts	$15,644	$18,566
Amounts held in escrow accounts	29,599	15,068
Mortgage banking receivables for advanced funds	1,996	1,141
Unpaid mortgage loan principal for loans serviced for investors	4,869,841	2,983,959
Mortgage servicing rights, net of accumulated amortization	$29,325	$19,491
Allowance for impairment of capitalized mortgage servicing rights	(183)	(2,462)
Net mortgage servicing rights	$29,142	$17,029

In 2003, 2002 and 2001, Sky Financial sold certain servicing rights on mortgages that had an outstanding principal balance of $20,682, $16,967 and $16,896 respectively, and realized no gain or loss. At December 31, 2003, Sky Financial had firm commitments for the sale of approximately $49,795 of mortgage loans. The fair value of these commitments is not material.

Mortgage Servicing Rights:

	2003	2002
Balance at beginning of year	$17,029	$16,954
Originations	18,571	12,982
Acquired in acquisitions	10,758
Amortization	(19,495)	(11,468)
Impairment recoveries (charges)	2,279	(1,439)

Balance at end of year	$29,142	$17,029

Impairment Reserve:

	2003	2002
Balance at beginning of year	$2,462	$1,023
Impairment charges (recoveries)	(2,279)	1,439

Balance at end of year	$183	$2,462

Key economic assumptions used in measuring the value of mortgage servicing rights in 2003 and 2002 were as follows:

	2003	2002
Weighted-average CPR	18.78%	18.63%
Weighted-average life (in years)	5.7	5.4
Weighted-average discount rate	11.79%	12.75%

Note 21 Regulatory Matters

Capital Maintenance Requirements

Sky Financial and Sky Bank must observe capital guidelines established by federal and state regulatory authorities. Failure to meet specified minimum capital requirements can result in certain mandatory actions by primary regulators of Sky Financial and Sky Bank that could have a material effect on Sky Financial’s financial condition or results of operations. Under capital adequacy guidelines, Sky Financial and Sky Bank must meet specific quantitative measures of their assets, liabilities and certain off-balance-sheet items as determined under regulatory accounting practices. Sky Financial’s and Sky Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2003, that Sky Financial and Sky Bank meet all capital adequacy requirements to which they are subject.

Sky Financial and Sky Bank have been notified by their respective regulators that, as of the most recent regulatory examinations, each is regarded as well-capitalized under the regulatory framework for prompt corrective action. Such determinations have been made evaluating Sky Financial and Sky Bank under Tier 1, total capital, and leverage ratios. There are no conditions or events since these notifications that management believes have changed any of the well-capitalized categorizations of Sky Financial and Sky Bank.

Sky Financial and Sky Bank’s capital ratios are presented in the following table:

	Actual		Minimum Required For Capital Adequacy Purposes		Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003
Total capital to risk-weighted assets
Sky Financial	$1,194,121	11.8%	$807,852	8.0%	$1,009,815	10.0%
Sky Bank	1,009,529	11.2	723,302	8.0	904,127	10.0
Tier 1 capital to risk-weighted assets
Sky Financial	$908,756	9.0%	$403,926	4.0%	$605,889	6.0%
Sky Bank	820,683	9.1	361,651	4.0	542,476	6.0
Tier 1 capital to average assets
Sky Financial	$908,756	7.3%	$500,565	4.0%	$625,707	5.0%
Sky Bank	820,083	7.1	460,498	4.0	575,622	5.0
December 31, 2002
Total capital to risk-weighted assets
Sky Financial	$990,098	11.0%	$718,887	8.0%	$898,609	10.0%
Sky Bank	841,128	10.6	633,468	8.0	791,835	10.0
Tier 1 capital to risk-weighted assets
Sky Financial	$754,371	8.4%	$359,444	4.0%	$539,166	6.0%
Sky Bank	665,374	8.4	316,734	4.0	475,101	6.0
Tier 1 capital to average assets
Sky Financial	$754,371	7.0%	$432,217	4.0%	$540,272	5.0%
Sky Bank	665,374	6.6	403,404	4.0	504,254	5.0

Restrictions on Subsidiary Dividends

Dividends paid by Sky Financial are mainly provided for by dividends from its subsidiaries. However, certain restrictions exist regarding the ability of Sky Bank to transfer funds to Sky Financial in the form of cash dividends, loans or advances.

Regulatory approval is required in order to pay dividends in excess of Sky Bank’s earnings retained for the current year plus retained net profits since January 1, 2001. As of December 31, 2003, $10,274 was available for distribution to Sky Financial as dividends without prior regulatory approval.

Note 22 Line of Business Reporting

Sky Financial manages and operates two major lines of business: community banking and financial service affiliates. Community banking includes lending and related services to businesses and consumers, mortgage banking and deposit-gathering. Financial service affiliates consist of non-banking companies currently engaged in trust services, insurance and other related services, while prior periods also included broker/dealer operations and non-conforming mortgage lending.

The reported line of business results reflect the underlying operating performance within the business units. Parent and Other is comprised of the parent company and several smaller business units. It includes the net funding cost of the parent company, intercompany eliminations and all merger, integration and restructuring expenses and non-recurring income company wide. Expenses for centrally-provided services and support are fully allocated based principally upon estimated usage of services.

Selected segment information is included in the following table:

	Community Banking	Financial Service Affiliates	Parent and Other	Consolidated Total
2003
Net interest income	$393,307	$389	$(2,453)	$391,243
Provision for credit losses	33,225	900	—	34,125

Net interest income after provision	360,082	(511)	(2,453)	357,118
Non-interest income	121,324	53,637	3,937	178,898
Non-interest expense	248,708	43,416	15,062	307,186

Income (loss) from continuing operations before income taxes	232,698	9,710	(13,578)	228,830
Income tax expense (benefit)	78,408	4,427	(6,685)	76,150

Income (loss) from continuing operations	$154,290	$5,283	$(6,893)	$152,680

Intersegment revenues (expense)	$(13,892)	$(1,422)	$15,314	$—

Average assets	$11,196,405	$76,005	$156,861	$11,429,271

Depreciation and amortization	$20,385	$878	$732	$21,995

2002
Net interest income	$344,664	$772	$(4,201)	$341,235
Provision for credit losses	36,579	1,080	—	37,659

Net interest income after provision	308,085	(308)	(4,201)	303,576
Non-interest income	96,981	48,859	2,144	147,984
Non-interest expense	206,530	40,429	6,741	253,700

Income (loss) from continuing operations before income taxes	198,536	8,122	(8,798)	197,860
Income tax expense (benefit)	66,360	3,239	(3,887)	65,712

Income (loss) from continuing operations	$132,176	$4,883	$(4,911)	$132,148

Intersegment revenues (expense)	$(26,834)	$(1,428)	$28,262	$—

Average assets	$9,216,294	$73,618	$131,654	$9,421,566

Depreciation and amortization	$13,410	$778	$1,599	$15,787

2001
Net interest income	$321,115	$1,255	$(5,485)	$316,885
Provision for credit losses	26,384	1,000	—	27,384

Net interest income after provision	294,731	255	(5,485)	289,501
Non-interest income	82,961	37,328	4,099	124,388
Non-interest expense	182,294	32,247	6,982	221,523

Income (loss) from continuing operations before income taxes	195,398	5,336	(8,368)	192,366
Income tax expense (benefit)	65,262	2,322	(3,870)	63,714

Income (loss) from continuing operations	$130,136	$3,014	$(4,498)	$128,652

Intersegment revenues (expense)	$(49,011)	$(1,861)	$50,872	$—

Average assets	$8,264,927	$61,940	$97,645	$8,424,512

Depreciation and amortization	$12,262	$1,346	$4,738	$18,346

Note 23 Condensed Parent Company Financial Information

Condensed Parent Company Balance Sheets

December 31,	2003	2002
Assets
Cash and due from banks	$32,704	$1,924
Securities available for sale	34,638	34,367
Investment in bank subsidiaries	942,680	731,449
Investment in non-bank subsidiaries	272,844	216,520
Receivable from subsidiaries	70,687	75,390
Premises and equipment	7,339	7,751
Other assets	69,620	57,097

Total assets	$1,430,512	$1,124,498

Liabilities
Debt	$325,805	$219,081
Other liabilities	106,131	72,984
Total liabilities	431,936	292,065
Shareholders’ Equity	998,576	832,433

Total liabilities and shareholders’ equity	$1,430,512	$1,124,498

Condensed Parent Company Statements of Income

For years ended December 31,	2003	2002	2001
Income
Dividends from bank subsidiaries	$80,000	$190,000	$73,300
Dividends from non-bank subsidiaries	6,855	—	1,000
Management fees	14,252	18,512	16,485
Other income	7,227	9,341	14,567

Total income	108,334	217,853	105,352

Expenses
Interest expense	20,784	15,501	14,392
Salaries and employee benefits	13,241	12,427	11,750
Occupancy and equipment expense	2,270	1,892	1,581
Merger, integration and restructuring expense	121	7,181	93
Other operating expense	9,509	7,553	10,874

Total expenses	45,925	44,554	38,690

Income before income taxes and equity in undistributed net income of subsidiaries	62,409	173,299	66,662
Income tax expense (benefit)	(9,062)	(6,555)	(3,532)

Income before equity in undistributed net income of subsidiaries	71,471	179,854	70,194
Equity in undistributed net income of bank subsidiaries	72,794	(31,093)	58,199
Equity in undistributed net income of non-bank subsidiaries	12,352	(20,954)	(7,730)

Net Income	$156,617	$127,807	$120,663

Condensed Parent Company Statements of Cash Flows

For years ended December 31,	2003	2002	2001
Operating Activities
Net income	$156,617	$127,807	$120,663
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of bank subsidiaries	(72,794)	31,093	(58,199)
Equity in undistributed net income of non-bank subsidiaries	(12,352)	20,954	7,730
Depreciation and amortization	969	772	704
Net loss (gain) on sales of assets	(535)	151	(1,669)
Net change in other assets and liabilities	(947)	(25,700)	(11,152)

Net cash from operating activities	70,958	155,077	58,077

Investing Activities
Capital contributions to bank subsidiaries	—	(12,449)	(650)
Capital contributions to non-bank subsidiaries	(6,520)	(119,677)	(25,625)
Loan to subsidiary	(27,065)	—	(182,250)
Collection of loans from subsidiaries	11,901	69,635	168,900
Securities available for sale:
Proceeds from maturities and payments	753	9,317	382
Proceeds from sales	12,427	4,698	19,091
Purchases	(5,491)	(4,000)	(17,590)
Proceeds from sales of premises and equipment	—	—	630
Purchases of premises and equipment	(526)	(1,379)	(570)
Cash paid in acquisitions	(7,970)	(44,699)	—
Other items	—	—	1,437

Net cash used in investing activities	(22,491)	(98,554)	(36,245)

Financing Activities
Proceeds from issuance of debt	84,310	13,013	184,000
Repayment of debt	(42,119)	—	(114,000)
Proceeds from issuance of common stock	10,869	4,243	4,009
Cash dividends and fractional shares paid	(71,008)	(62,631)	(60,536)
Treasury stock purchases	—	(16,403)	(34,571)
Other items	261	—	(118)

Net cash used in financing activities	(17,687)	(61,778)	(21,216)

Net change in cash and due from banks	30,780	(5,255)	616
Cash and due from banks at beginning of year	1,924	7,179	6,563

Cash and due from banks at end of year	$32,704	$1,924	$7,179

Note 24 Other Matters

Legal Matters

Between August 2000 and December 2001, Sky Bank provided financing to a commercial borrower and its affiliated entities for the purchase of three separate portfolios of commercial lease pools, and a warehouse line of credit to finance lease pools. During 2001, Metropolitan Bank and Trust Company, which was merged with Sky Bank on May 16, 2003, provided similar financing to the same commercial borrower and its affiliated entities. These loans, with a current outstanding balance of $26.6 million, are secured by assignments of the payment streams from the underlying leases, surety bonds or insurance policies, and a limited guarantee from the sole member of the commercial borrower.

Upon default of these commercial loans, Sky Bank (and its predecessor Metropolitan) made demand for payment from Illinois Union Insurance Company (“IU”), RLI Insurance Company (“RLI”), and Royal Indemnity Company (“Royal”) under the relevant surety bonds and insurance policies. IU, RLI, and Royal (collectively, the “Sureties”) have failed to make the payments required under the surety bonds and insurance policies. As a result, in the spring of 2002, Sky filed suit against each of the Sureties seeking to enforce Sky Bank’s rights under the surety bonds and insurance policies issued by the Sureties in connection with the commercial lease pools. Sky’s complaints claim breach of contract, bad faith and allege that the Sureties are liable for the payments due to Sky under the terms of the bonds and are estopped from asserting fraud as a defense to paying any claims under the bonds. A similar suit was filed by Metropolitan in June, 2002. In October, 2002, the suits were consolidated for pretrial purposes with more than 35 other lawsuits involving similar claims in the United States District Court for the Northern District of Ohio, Eastern Division, under the Federal Multi-district Litigation (“MDL”) Rules.

On January 31, 2003, Sky Bank and the other Claimants in the MDL Proceeding (MDL 02CV16000, Docket No. 1490) filed a consolidated Motion for Judgment on the Pleadings (the “Motion”) seeking a determination that the Sureties are liable, as a matter of law, under the relevant surety bonds and insurance policies. The Motion is pending with the MDL Court and discovery in the MDL Proceeding is underway.

The key defense of the Sureties in denying Sky Bank’s claims under the surety bonds is that they were fraudulently induced by the originator of the commercial leases to issue the surety bonds in the first instance. The Sureties have also asserted related defenses that the underlying equipment leases are invalid, usurious, or otherwise unenforceable. Sky Bank believes that none of these defenses can defeat Sky Bank’s claims under the surety bonds, which, in the view of Sky Bank, provide for absolute and unconditional guarantees of payment.

Sky Bank believes that the language of the surety bonds (and in the case of IU, the insurance policies) clearly provides that the Sureties are responsible to Sky Bank, as the Obligee or Named Insured under the bonds, for the underwriting of the lessees and leases, including all issues of fraud, and that the Sureties waived any defense of fraud to claims under the bonds. Sky Bank also believes that the surety bonds make it clear that the Sureties were responsible for the performance of the originator of the leases as sub-servicer of the leases. Finally, Sky Bank believes that the surety bonds provide that if the Obligee or Named Insured fails to receive a payment due under a lease from the sub-servicer, a default under the lease occurs, and the Sureties’ payment obligations are triggered. Relevant excerpts from the RLI and

Royal surety bonds are set forth below:

The Surety is responsible to the Obligee for the individual underwriting of each lessee and Lease, including but not limited to, all related credit matters, issues of fraud, bankruptcy and the accurate and timely performance by any sub-servicer designated by Surety, and Surety shall assert no defenses to any claim under this Bond as a result of any of the foregoing. This Lease Bond and the Surety’s obligation constitute an unconditional and absolute guarantee of payment, not collection. If the Obligee fails to receive a payment under the Lease from the Surety, as servicer, or from any sub-servicer, on the scheduled due date, a default under the Lease occurs. Upon such default, the Surety shall have thirty (30) days to cause the default to be remedied. The Surety shall make payment on this bond to Obligee upon receipt of demand from Obligee, within this 30 day period.

Relevant excerpts from the IU insurance policies are set forth below:

The issuance of this endorsement shall represent the Company’s approval of the individual underwriting and execution and delivery of each Lease, including, but not limited to, all related credit matters, issues of fraud, bankruptcy, validity, legality and enforceability and the Company shall pay all claims hereunder unconditionally and assert no defenses to any claim under this endorsement as a result of any of the foregoing or based on any act or omission of the master-servicer or sub-servicer. If the named insured fails to receive a payment under the lease from the lessee…then default under the lease occurs. Upon such default, the Company shall have thirty (30) days to cause the default to be remedied. Upon the passage of such 30-day period, then the Company shall make payment hereunder to the named insured in immediately available funds.

Furthermore, Sky Bank believes that as a further inducement to Sky Bank to extend credit, the Sureties issued representation letters and legal opinions which confirmed the validity and enforceability of its surety bonds, and in effect acknowledged the assignment of the bonds to Sky Bank.

Sky Financial has reviewed the relevant matters of fact and law with its special counsel and believes that it has substantial and meritorious claims against the Sureties, due in part to the fact that, under the terms of the bonds, the Sureties undertake the responsibility for all credit matters and any fraud that may have occurred in the underwriting of the credit, and waive all defenses associated with the bonds, including defenses of fraud. Sky Financial has and will continue to vigorously assert all the rights and remedies available to it to obtain payment under the bonds. While the ultimate outcome of this matter cannot be determined at this time, Sky Financial management does not believe that the outcome of any of these pending legal proceedings will materially affect the consolidated financial position or results of operations of Sky Financial.

Second Bancorp, a pending acquisition of Sky Financial, provided similar financing with a current outstanding balance of $7,800. Second Bancorp is a party to the MDL Proceedings. Sky Financial is currently evaluating Second Bancorp’s position and the merits of the claims it is asserting and the defenses to which it may be subject.

Sky Financial is, from time to time, involved in various lawsuits and claims that arise in the normal course of business. In the opinion of management, any liabilities that may result from these lawsuits and claims will not materially affect the consolidated financial position or results of operations of Sky Financial.

Cash and Due from Banks

Sky Financial’s subsidiary bank is required to have cash on hand or on deposit with the Federal Reserve Bank to meet its regulatory reserve requirements. The reserve requirements at December 31, 2003 and 2002 was $36,495 and $26,515, respectively. These balances do not earn interest.

Treasury Shares

Included in treasury shares at December 31, 2003 and 2002 are 18 and 221, respectively, of shares held in rabbi trusts for certain employees of Sky Financial.

Note 25 Quarterly Financial Information (Unaudited)

	First	Second	Third	Fourth
2003
Total interest income	$141,720	$150,229	$151,707	$150,407
Net interest income	90,370	97,021	100,803	103,049
Provision for credit losses	7,500	8,325	8,325	9,975
Income from continuing operations	35,834	36,822	40,439	39,585
Income from discontinued operations	236	687	1,131	1,883
Net income	36,070	37,509 (1)	41,570	41,468	(1)
Basic earnings per share
Income from continuing operations	.43	.45	.41	.41
Income from discontinued operations	.02	.01	.01	—
Net income	.45	.46	.42	.41
Diluted earnings per share
Income from continuing operations	.43	.44	.41	.41
Income from discontinued operations	.02	.01	.01	—
Net income	.45	.46	.42	.41
2002
Total interest income	$141,983	$142,973	$140,204	$151,237
Net interest income	80,349	82,970	83,504	94,413
Provision for credit losses	8,185	7,754	8,001	13,719
Income from continuing operations	33,098	30,762	34,549	33,739
Income (loss) from discontinued operations	(1,385)	(1,638)	(1,517)	199
Net income	31,713	29,124 (2)	33,032	33,938	(2)
Basic earnings per share
Income from continuing operations	.40	.37	.42	.39
Income from discontinued operations	(.02)	(.02)	(.02)	—
Net income	.38	.35	.40	.39
Diluted earnings per share
Income from continuing operations	.40	.37	.42	.39
Income from discontinued operations	(.02)	(.02)	(.02)	—
Net income	.38	.35	.40	.39

(1)	The second and fourth quarter of 2003 reflect the after-tax impact of merger, integration and restructuring charges associated with the Metropolitan and GLB acquisitions of $2,265 and $710, respectively.
(2)	The second and fourth quarter of 2002 reflect the after-tax impact of merger, integration and restructuring charges associated with Sky’s new technology implementation and the Three Rivers acquisition of $3,674 and $3,110, respectively.

Note 26 Sale of Sky Financial Solutions, Inc. and Presentation as Discontinued Operations

On March 31, 2004, Sky Financial completed the sale of its dental financing affiliate, Sky Financial Solutions. Sky Financial Solutions has been reported as a discontinued operation and the consolidated financial statements for all periods presented have been reclassified to reflect this presentation. Sky Financial Solutions results of operations included revenues of $32,969, $23,516 and $11,209 and pre-tax income (loss) of $6,242, $(6,686) and $(12,384) for 2003, 2002 and 2001, respectively.

The major classes of assets and liabilities included in the consolidated balance sheets as of December 31, 2003 and 2002 are as follows:

	2003	2002
Assets
Cash and interest earning deposits with financial institutions	$91,763	$50,256
Net loans	763,408	548,836
Other assets	19,594	41,037

Total assets	$874,765	$640,129

Liabilities
Debt	$799,990	$569,621
Accrued interest payable and other liabilities	22,508	29,054

Total liabilities	$822,498	$598,675

The Sky Financial Solutions sales agreement contains a contingency based upon future charge-offs between Sky Financial and the acquirer that may result in an adjustment to increase or decrease the sales price in future periods. Based on historical experience and expected future performance, management does not believe that this provision will have a significant impact on future earnings, cash flows, or financial position. Sky Financial recognized a pre-tax gain on the sale of Sky Financial Solutions of $30,578 ($19,876 after-tax) during the first quarter of 2004.